Exhibit 10.4

Horizon Pharma Public Limited Company

Non-Employee Director Compensation Policy

Effective: September 19, 2014

Each member of the Board of Directors (the “Board”) of Horizon Pharma Public Limited Company (the “Company”) other than (1) any member who is affiliated with any holder of more than 5% of the Company’s ordinary shares or (2) any member serving as an employee of the Company or any of its subsidiaries (each such member, a “Director”) will receive the following compensation for his or her Board service. The determination of whether a member of the Board meets the requirements to be eligible to receive compensation as an eligible Director under this Policy will be determined as of the date such cash compensation is otherwise payable, or the date such equity compensation would be granted, as applicable.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If a Director joins the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer/fee set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:
a.	Non-Executive Chairman of the Board/Lead Independent Director: $100,000
b.	All other Directors: $60,000

2.	Annual Committee Chair Service Fee:
a.	Chairman of the Audit Committee: $30,000
b.	Chairman of the Compensation Committee: $20,000
c.	Chairman of the Nominating & Corporate Governance Committee: $15,000
d.	Chairman of the Transaction Committee: $20,000

3.	Annual Committee Member (non-Chair) Service Fee:
a.	Audit Committee: $15,000
b.	Compensation Committee: $10,000
c.	Nominating & Corporate Governance Committee: $7,500
d.	Transaction Committee: $12,500

Equity Compensation

The equity compensation set forth below will be granted under the Horizon Pharma Public Limited Company 2014 Non-Employee Equity Plan, as may be amended from time to time (the “Plan”). All stock options granted under this policy will be non-statutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Company ordinary shares on the date of grant (provided, that in all cases, the exercise

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price shall not be less than the nominal value of the Company’s ordinary shares), and a term of ten (10) years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

1. Initial Grant: On the date of any Director’s initial election to the Board, the Director will be automatically, and without further action by the Board, granted (i) a stock option to purchase ordinary shares with an aggregate Black Scholes option value of $300,000 and (ii) restricted stock units with an aggregate value of $300,000. The stock option will vest in thirty-six (36) equal monthly installments from the date of grant, and the restricted stock units will vest in three (3) equal annual installments from the date of grant, such that both the option and restricted stock units will be fully vested on the third anniversary of the date of grant, each subject to the Director’s Continuous Service (as defined in the Plan) through each applicable vesting date. A Director who, in the one year prior to his or her initial election to serve on the Board as a non-employee director, served as an employee of the Company or one of its subsidiaries will not be eligible for an initial grant.

2. Annual Grant: On the date of each annual shareholder meeting of the Company, each Director will be automatically, and without further action by the Board, granted (i) a stock option to purchase ordinary shares with an aggregate Black Scholes option value of $150,000 and (ii) restricted stock units with an aggregate value of $150,000. The stock option will vest in twelve (12) equal monthly installments from the date of grant and the restricted stock units will vest in full upon the first anniversary of the date of grant, such that both the option and restricted stock units will be fully vested on the first anniversary of the date of grant, each subject to the Director’s Continuous Service through each applicable vesting date.

Expenses

The Company will reimburse each Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and/or Committee meetings; provided, that Directors timely submit to the Company appropriate documentation substantiating such expenses. In addition, the Company will reimburse each Director up to $15,000 annually for financial counseling services, including (1) personal financial planning, (2) estate planning and (3) preparation of tax returns and tax planning for the Directors and/or their dependent children.

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